CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Eagle Broadband, Inc., of our report dated October 26, 2006, which appears in the Annual Report on Form 10-K of Eagle Broadband, Inc., for the year ended August 31, 2006.

/s/ LBB & Associates, Ltd., LLP

LBB & Associates, Ltd., LLP

Houston, Texas
February 6, 2007